PRICING SUPPLEMENT Dated November 23, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated April 29, 2016 and Product Supplement dated May 2, 2016)

UBS AG Airbag Autocallable Yield Notes

UBS AG $10,000,000 Notes Linked to the common stock of CVS Health Corporation due November 28, 2017

Investment Description

UBS AG Airbag Autocallable Yield Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the common stock of CVS Health Corporation (the “underlying asset”). The issue price of each Note will be $1,000. UBS will pay you a coupon on each coupon payment date regardless of the performance of the underlying asset unless the Notes were previously subject to an automatic call. If the closing level of the underlying asset is equal to or greater than the initial level on any observation date prior to the final valuation date, UBS will automatically call the Notes (an “automatic call”) and pay you a cash payment per Note equal to your principal amount plus the coupon otherwise due on the applicable coupon payment date following such observation date ( the “call settlement date”), and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and the closing level of the underlying asset on the final valuation date (the “final level”) is equal to or greater than the conversion level, UBS will pay you a cash payment per Note equal to the principal amount. If, however, the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to the quotient of (i) the principal amount divided by (ii) the conversion level (the “share delivery amount”), which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. Any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final level. Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. Higher coupon rates are generally associated with a greater risk of loss on the Notes. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Income — Regardless of the performance of the underlying asset, UBS will pay you coupons on each coupon payment date unless the Notes are subject to an automatic call.
❑	Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the coupon otherwise due on the related coupon payment date if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the initial level. If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level of the underlying asset is equal to or greater than the conversion level, UBS will pay you the principal amount per Note at maturity. If, however, the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to the share delivery amount (and, if applicable, cash in lieu of fractional shares), the value of which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	November 23, 2016
Settlement Date	November 29, 2016
Observation Dates*	Quarterly (see page 4)
Final Valuation Date*	November 24, 2017
Maturity Date*	November 28, 2017
*	Subject to postponement in the event of a market disruption event, as described in the AAYN product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the full downside market risk of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS.  You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” and under “Risk Factors” beginning on page PS-14 of the Airbag Autocallable Yield Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes we are offering linked to the common stock of CVS Health Corporation. Coupons will be paid on each coupon payment date in arrears in equal installments, unless previously subject to an automatic call.

Underlying Asset	Bloomberg Ticker	Coupon Rate	Total Coupon Payable*	Initial Level	Conversion Level	Share Delivery Amount**	CUSIP	ISIN
Common stock of CVS Health Corporation	CVS	6.50% per annum	6.50%	$73.67	$66.30, which is 90.00% of Initial Level	15.08 shares per Note	90280M103	US90280M1036

*   The actual total coupon paid will be based on the duration of the Notes.

** Equal to $1,000 divided by the conversion level. If you receive the share delivery amount at maturity, any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final level. The share delivery amount and conversion level are subject to adjustments in the case of certain corporate events described in the AAYN product supplement under “General Terms of the Notes — Antidilution Adjustments”.

The estimated initial value of the Notes as of the trade date is $983.20 for Notes linked to the common stock of CVS Health Corporation. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this document by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this document.

See “Additional Information about UBS and the Notes” on page ii. The Notes we are offering will have the terms set forth in the AAYN product supplement relating to the Notes, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the AAYN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of CVS Health Corporation	$10,000,000.00	$1,000.00	$150,000.00	$15.00	$9,850,000.00	$985.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for this offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Airbag Autocallable Yield Notes product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000091412116001166/ub34543859_424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Airbag Autocallable Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “AAYN product supplement” mean the UBS product supplement, dated May 2, 2016, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying asset.
♦	You believe that the final level of the underlying asset is likely to be equal to or greater than the conversion level.
♦	You can tolerate receiving the share delivery amount at maturity, which is expected to be worth less than your principal amount and, in extreme situations you could lose all of your initial investment.
♦	You understand and accept that you will not participate in any appreciation of the underlying asset and that any positive return is limited to the coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are willing to invest in the Notes based on the coupon rate indicated on the cover hereof.
♦	You are willing to forgo any dividends paid on the underlying asset.
♦	You are willing to invest in Notes that may be subject to an automatic call, you are otherwise willing to hold the Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You understand and accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of some or all of your investment and you are not willing to make an investment that may have the full downside market risk of an investment in the underlying asset.
♦	You believe that the underlying asset will decline during the term of the Notes and that the final level is likely to be less than the conversion level.
♦	You cannot tolerate receiving shares of the underlying asset at maturity, which is expected to be worth less than your principal amount and, in extreme situations you could lose all of your initial investment.
♦	You seek an investment that participates in the appreciation of the underlying asset or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are unwilling to invest in the Notes based on the coupon rate indicated on the cover hereof.
♦	You prefer to receive any dividends paid on the underlying asset.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or accept the single equity risk associated with the Notes or are unwilling to accept the risks associated with the underlying asset.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “CVS Health Corporation” herein for more information on the underlying asset. You should also review the “Key Risks” section herein for risks related to an investment in the Notes.

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Final Terms

Issuer	UBS AG, London Branch
Term	Approximately 12 months, subject to an automatic call.
Underlying Asset	The common stock of CVS Health Corporation.
Automatic Call Feature	UBS will automatically call the Notes if the closing level of the underlying asset on any observation date prior to the final valuation date is equal to or greater than the initial level. If the Notes are subject to an automatic call, UBS will pay you on the coupon payment date following such observation date (the "call settlement date") a cash payment per Note equal to the principal amount plus the coupon otherwise due on such date. Following an automatic call, no further payments will be owed to you under the Notes.
Coupon Payments	UBS will pay interest on the principal amount of the Notes in periodic installments on each coupon payment date (including the maturity date) regardless of the performance of the underlying asset, unless the Notes have been subject to an automatic call.
The coupon is a fixed amount based upon equal installments at the coupon rate, which is a per annum rate. The table below reflects the coupon rate and coupon that will be paid on each coupon payment date and the total coupon payable; the actual total coupon payable will be based on the duration of the Notes. Amounts in the table below may have been rounded for ease of analysis.
CVS Health Corporation
Coupon Rate	6.50% per annum
Coupon	$5.4167
Total Coupon Payable	6.50%

Conversion Level	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as specified on the cover hereof (as may be adjusted in the case of certain antidilution and reorganization events as described under "General Terms of the Notes — Antidilution Adjustments" and "— Reorganization Events" in the AAYN product supplement).

Share Delivery Amount (per Note)	A number of shares of the underlying asset, as indicated on the cover hereof, equal to the quotient of (i) the principal amount divided by (ii) the conversion level (as may be adjusted in the case of certain antidilution and reorganization events as described under "General Terms of the Notes — Antidilution Adjustments" and "— Reorganization Events" in the AAYN product supplement).
Any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final level.
Payment at Maturity (per Note)	If the Notes are not subject to an automatic call and the final level is equal to or greater than the conversion level, UBS will pay you a cash payment per Note equal to:
Principal Amount of $1,000.
If the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to:
Share Delivery Amount.
In such a case, you will receive the share delivery amount, which is expected to be worth less than the principal amount and, in extreme situations, you could lose all of your initial investment.
Initial Level	The closing level of the underlying asset, as indicated on the cover hereof, on the trade date as determined by the calculation agent (as may be adjusted in the case of certain antidilution and reorganization events as described under "General Terms of the Notes — Antidilution Adjustments" and "— Reorganization Events" in the AAYN product supplement).
Final Level	The closing level of the underlying asset on the final valuation date as determined by the calculation agent (as may be adjusted in the case of certain antidilution and reorganization events as described under "General Terms of the Notes — Antidilution Adjustments" and "— Reorganization Events" in the AAYN product supplement).

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Investment Timeline

Trade Date:	The initial level is observed, and the conversion level (and correlated share delivery amount) is determined.
¯
Coupon Payment Dates (if not previously subject to an automatic call):	UBS pays the applicable coupon.

¯
Observation Dates (including the final valuation date):

UBS will automatically call the Notes if the closing level is greater than or equal to the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus the coupon otherwise due.

¯
Maturity Date:

The final level is observed on the final valuation date.

Principal Amount of $1,000.

If the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to:

Share Delivery Amount.

In such a case, you will receive the share delivery amount, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment.

Any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final level.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose some or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you a number of shares of the underlying asset per Note equal to the share delivery amount, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment.

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Observation Dates (1) and Coupon Payment Dates(1)

Observation Dates	Coupon Payment Dates
December 28, 2016
January 25, 2017
February 23, 2017	February 27, 2017*
March 27, 2017
April 26, 2017
May 23, 2017	May 25, 2017*
June 27, 2017
July 26, 2017
August 23, 2017	August 25, 2017*
September 27, 2017
October 25, 2017
November 24, 2017**	November 28, 2017***

*	Also the corresponding call settlement dates for the applicable quarterly observation dates.
**	This is the final valuation date but is not an observation date.
***	This is also the maturity date.
(1)	Subject to the market disruption event provisions set forth in the AAYN product supplement.

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Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the AAYN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the conversion level, UBS will deliver to you the share delivery amount at maturity for each Note that you own which is expected to be worth less than your principal amount. If you receive the share delivery amount, then, as of the final valuation date, the percentage decline in the value of the share delivery amount will be at a proportionately higher percentage relative to any percentage decline in the level of the underlying asset below the conversion level from the trade date to the final valuation date. Therefore, the further the final level has declined from the conversion level, the closer your loss of principal will be to the decline of the underlying asset from the initial level and, in extreme situations, you could lose all of your initial investment. For example, if the conversion level is 80% of the initial level and the final level is 70% of the initial level, you will lose 12.50% of your initial investment (based on the value of the share delivery amount on the final valuation date), which is greater than the 10% additional decline of the underlying asset from the conversion level, but less than the 30% total decline from the initial level. Additionally, in the event that the final level is less than the conversion level, any decline in the level of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had UBS instead paid you an amount in cash equal to the share delivery amount.
♦	A higher coupon rate or lower conversion level may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the coupon rate and conversion level, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that the final level of the underlying asset could be less than the conversion level on the final valuation date and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower conversion level than that on otherwise comparable securities. Therefore, a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower conversion level may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose some or, in extreme situations, all of your initial investment at maturity.
♦	The contingent repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at such time is equal to or greater than the conversion level.
♦	Your potential return on the Notes is limited to the coupon and you will not receive dividend payments on any underlying asset or have the same rights as holders of the underlying asset or have the same rights as holders of the underlying asset — The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset. Your return on the Notes is limited to the coupons paid and you will not participate in any appreciation of the underlying asset, even though you will be exposed to the downside market risk of the underlying asset if the final level is less than the conversion level. If the Notes are subject to an automatic call, you will not receive any coupons or any other payment in respect of any coupon payment dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first observation date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying asset during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that a holder of the underlying asset or any underlying constituent may have.
♦	The Notes may be subject to an automatic call early and are subject to reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the initial level on any observation date prior to the final valuation date. In the event that the Notes are subject to an automatic call, the term of your investment may be limited and there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs. Conversely, the Notes will not be subject to an automatic call when the closing level of the underlying asset is less than the initial level on any observation date. Generally the longer the Notes are outstanding, the less likely it is that they will be automatically called (as compared to at the trade date) due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness of UBS may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any payment or delivery owed to you under the terms of the Notes and you could lose all of your initial investment.
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♦	Single equity risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying asset. The level of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the issuer of such underlying asset (the “underlying asset issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset issuer, please see “Information about the Underlying Asset” and “CVS Health Corporation” in this document and the underlying asset issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.
♦	Fair value considerations
♦	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price, volatility and expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price of the underlying asset; the volatility of the underlying asset; the dividend rate paid on the underlying asset, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the initial level on any observation date prior to the final valuation date, or, if the Notes are not subject to an automatic call, that the final level of the underlying asset will be equal to or greater than the conversion level. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying asset. You should be willing to accept the risks of owning equities in general and the underlying asset in particular, and the risk of losing some or all of your initial investment.
♦	There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying asset issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not responsible for such underlying asset issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer for your Notes. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, share delivery amount, conversion level and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the AAYN product supplement or this document as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the amount of cash or shares you receive at maturity may be based on the equity security of a successor issuer to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates or (iii) the underlying asset is delisted or otherwise suspended from trading, the amount of cash or shares you receive at maturity may be based on a substitute security. If any underlying asset is replaced or substituted by a security issued by a non-U.S. company that is traded on a non-U.S. exchange, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the calculation agent. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments” and “— Reorganization Events” in the AAYN product supplement.
♦	Potential UBS impact on the market price of the underlying asset — Trading or transactions by UBS and/or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset may adversely affect the market price of the underlying asset and, therefore, the market value of the Notes and the payment at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and if not, the payment at maturity of the Notes, if any, based on observed levels of the underlying asset. The calculation agent can postpone the determination of the initial level, closing level and the final level of the underlying asset on the trade date, any observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the coupon rate and conversion level, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

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♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read the section below entitled “What are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” in the AAYN product supplement and consult your tax advisor about your own tax situation.

8

Hypothetical Examples of How the Notes Might Perform and Return Table

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

Term:	Approximately 12 months (callable quarterly)
Principal Amount:	$1,000 per Note
Coupon Rate*:	6.00% per annum (or $5.00 per monthly period)
Total Coupon Payable*:	6.00% (or $60.00 per Note)
Initial Level:	$80.00 per share
Conversion Level:	$72.00 (which is 90.00% of the Initial Level)
Share Delivery Amount**:	13.8889 shares per Note (principal amount per Note/conversion level)
Dividend Yield on the Underlying Asset***:	1%

*	Coupon payment will be paid in arrears in equal installments during the term of the Notes on an unadjusted basis, unless previously subject to an automatic call. The total coupons paid will be based on the duration of the Notes.
**	Equal to the quotient of (i) the principal amount divided by (ii) the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment. If you receive the share delivery amount at maturity, any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final level.
***	Hypothetical dividend yield holders of the underlying asset might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return that may vary from the actual dividend yield for the underlying asset. Regardless, investors in the Notes will not receive any dividends paid on the underlying asset.

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the first Observation Date.

Closing Level at First Observation Date:	$90.00 (equal to or greater than Initial Level, Notes are called)
Payment on Call Date:	$1,005.00
Coupons Previously Paid:	$ 10.00
Total:	$1,015.00
Total Return on the Notes:	1.50%

Because the Notes are subject to an automatic call following the first observation date (which is approximately 3 months after the Trade Date), UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $10.00 received in respect of prior coupon payment dates, UBS will have paid you a total of $1,015.00 per Note for a 1.50% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the third Observation Date.

Closing Level at First Observation Date:	$75.00 (less than Initial Level, Notes NOT called)
Closing Level at Second Observation Date:	$78.00 (less than Initial Level, Notes NOT called)
Closing Level at Third Observation Date:	$82.00 (equal to or greater than Initial Level, Notes are called)

Payment on Call Date:	$1,005.00
Coupons Previously Paid:	$ 40.00
Total:	$1,045.00
Total Return on the Notes:	4.50%

Because the Notes are subject to an automatic call following the third observation date (which is approximately 9 months after the Trade Date), UBS will pay on the call settlement date a cash payment equal to the principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $40.00 received in respect of prior coupon payment dates, UBS will have paid you a total of $1,045.00 per Note for a 4.50% total return on the Notes. No further amount will be owed to you under the Notes.

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Example 3 — Notes are NOT subject to an automatic call and the Final Level is equal to or greater than the Conversion Level.

Closing Level at First Observation Date:	$78.00 (less than Initial Level, Notes NOT called)
Closing Level at Second Observation Date:	$75.00 (less than Initial Level, Notes NOT called)
Closing Level at Third Observation Date:	$76.00 (less than Initial Level, Notes NOT called)
Closing Level at Final Valuation Date:	$74.00 (less than Initial Level; equal to or greater than Conversion Level)

Payment at Maturity:	$1,005.00
Coupons Previously Paid:	$ 55.00
Total:	$1,060.00
Total Return on the Notes:	6.00%

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the conversion level, at maturity UBS will pay you a total of $1,005.00 per Note in cash, reflecting your principal amount plus the coupon for the corresponding coupon payment date. When added to the coupon payments of $55.00 received in respect of prior coupon payment dates, UBS will have paid you a total of $1,060.00 per Note for a 6.00% total return on the Notes.

Example 4 — Notes are NOT subject to an automatic call and the Final Level is less than the Conversion Level.

Closing Level at First Observation Date:	$74.00 (less than Initial Level, Notes NOT called)
Closing Level at Second Observation Date:	$76.00 (less than Initial Level, Notes NOT called)
Closing Level at Third Observation Date:	$78.00 (less than Initial Level, Notes NOT called)
Closing Level at Final Valuation Date and Maturity Date:	$28.80 (less than Initial Level and Conversion Level)

Payment at Maturity: Share Delivery Amount:	$400.00* = $28.80 x 13.8889 shares
Coupon Paid at Maturity:	+ $ 5.00
Total Payment at Maturity:	$405.00
Coupons Previously Paid:	+ $ 55.00
Total:	$460.00
Total Return on the Notes:	-54.00%

Because the Notes are not subject to an automatic call and the final level of the underlying asset is less than the conversion level, at maturity UBS will deliver the share delivery amount of 13.8889 shares of the underlying asset, with fractional shares paid in cash based on the final level. When added to the coupon payments of $55.00 received in respect of the prior coupon payment dates, the value of the share delivery amount and coupons received from UBS would be worth a total of $460.00 per Note for a loss on the Notes of 54.00% as of the final valuation date. The value of the shares received at maturity, and the total return on the Notes at that time, depends on the closing level of the underlying asset on the maturity date.

*	Represents the cash value of the share delivery amount on the final valuation date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the level of the underlying asset on the maturity date.

Investors should note that, in the event that the final level is less than the conversion level, any decline in the level of the underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount.

Investing in the Notes involves significant risks. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving, at maturity, a number of shares of the underlying asset converted at the conversion level, which is expected to be worth less than your principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

10

Hypothetical Return at Maturity

The table below illustrates the payment at maturity if the Notes are not subject to an automatic call and based on the assumptions above (the actual terms for the Notes are indicated on the cover hereof; amounts have been rounded for ease of reference).

Underlying Asset		The Hypothetical Final Level is Equal to or Greater Than the Hypothetical Conversion Level			The Hypothetical Final Level is Less Than the Hypothetical Conversion Level
Hypothetical Final Level	Underlying Asset Level Return	Total Return on the Underlying Asset at Maturity (1)	Total Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity	Total Payment at Maturity + Coupon Payments(2)	Total Return on the Notes as of the Final Valuation Date
$112.00	40.00%	41.00%	$1,060.00	6.00%	n/a	n/a
$108.00	35.00%	36.00%	$1,060.00	6.00%	n/a	n/a
$104.00	30.00%	31.00%	$1,060.00	6.00%	n/a	n/a
$100.00	25.00%	26.00%	$1,060.00	6.00%	n/a	n/a
$96.00	20.00%	21.00%	$1,060.00	6.00%	n/a	n/a
$92.00	15.00%	16.00%	$1,060.00	6.00%	n/a	n/a
$88.00	10.00%	11.00%	$1,060.00	6.00%	n/a	n/a
$84.00	5.00%	6.00%	$1,060.00	6.00%	n/a	n/a
$80.00	0.00%	1.00%	$1,060.00	6.00%	n/a	n/a
$76.00	-5.00%	-4.00%	$1,060.00	6.00%	n/a	n/a
$72.00	-10.00%	-9.00%	$1,060.00	6.00%	n/a	n/a
$68.00	-15.00%	-14.00%	n/a	n/a	$1,004.44	0.44%
$64.00	-20.00%	-19.00%	n/a	n/a	$948.88	-5.11%
$60.00	-25.00%	-24.00%	n/a	n/a	$893.33	-10.67%
$56.00	-30.00%	-29.00%	n/a	n/a	$837.77	-16.22%
$48.00	-40.00%	-39.00%	n/a	n/a	$726.66	-27.33%
$40.00	-50.00%	-49.00%	n/a	n/a	$615.55	-38.45%
$32.00	-60.00%	-59.00%	n/a	n/a	$504.44	-49.56%
$24.00	-70.00%	-69.00%	n/a	n/a	$393.33	-60.67%
$16.00	-80.00%	-79.00%	n/a	n/a	$282.22	-71.78%
$8.00	-90.00%	-89.00%	n/a	n/a	$171.11	-82.89%
$0.00	-100.00%	-99.00%	n/a	n/a	$60.00	-94.00%

(1)	The total return on the underlying asset at maturity includes a hypothetical 1% cash dividend payment.
(2)	Payment consists of the share delivery amount plus hypothetical coupon payments of 6.00% per annum. If you receive the share delivery amount at maturity, any fractional shares included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional shares and the final level. The actual value received and the total return on the Notes at maturity depends on the level of the underlying asset on the maturity date.
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Information about the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included on the following pages is a brief description of the issuer of the underlying asset. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low closing levels for the underlying asset. The information given below is for the four calendar quarters in each of 2012, 2013, 2014 and 2015, and the first, second and third calendar quarters of 2016 where applicable. Partial data is provided for the fourth calendar quarter of 2016. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying asset with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying asset under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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CVS Health Corporation

According to publicly available information, CVS Health Corporation (“CVS”) is a pharmacy company. CVS provides products and services through its retail pharmacies, walk-in medical clinics, pharmacy benefit manager, senior pharmacy care business, and specialty pharmacy services. CVS operates in three reportable segments: Pharmacy Services, Retail/LTC and Corporate. The Pharmacy Services segment provides pharmacy benefit management services, including plan design and administration, formulary management, Medicare Part D services, mail order, specialty pharmacy and infusion services, retail pharmacy network management services, prescription management systems, clinical services, disease management services and medical spend management. Its clients are primarily employers, insurance companies, unions, government employee groups, health plans, Managed Medicaid plans and other sponsors of health benefit plans, and individuals throughout the United States. CVS’ Retail/LTC segment sells prescription drugs and an assortment of general merchandise, including over-the-counter drugs, beauty products and cosmetics, personal care products, convenience foods, photo finishing, seasonal merchandise and greeting cards. The Corporate segment provides management and administrative services to support CVS. Information filed by CVS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01011, or its CIK Code: 0000064803. CVS’ website is http://www.cvshealth.com. CVS’ common stock is listed on the New York Stock Exchange under the ticker symbol “CVS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for CVS’ common stock, based on daily closing levels on the primary exchange for CVS, as reported by Bloomberg. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. CVS’ closing level on November 23, 2016 was $73.67. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$45.65	$41.46	$44.80
4/2/2012	6/29/2012	$46.73	$43.25	$46.73
7/2/2012	9/28/2012	$48.61	$44.12	$48.42
10/1/2012	12/31/2012	$49.24	$44.70	$48.35
1/2/2013	3/28/2013	$55.30	$49.68	$54.99
4/1/2013	6/28/2013	$60.35	$54.13	$57.18
7/1/2013	9/30/2013	$62.17	$56.75	$56.75
10/1/2013	12/31/2013	$71.58	$56.64	$71.57
1/2/2014	3/31/2014	$75.30	$65.44	$74.86
4/1/2014	6/30/2014	$78.92	$72.58	$75.37
7/1/2014	9/30/2014	$82.24	$76.04	$79.59
10/1/2014	12/31/2014	$98.25	$78.81	$96.31
1/2/2015	3/31/2015	$104.56	$94.16	$103.21
4/1/2015	6/30/2015	$106.47	$98.74	$104.88
7/1/2015	9/30/2015	$113.45	$95.12	$96.48
10/1/2015	12/31/2015	$105.29	$91.56	$97.77
1/4/2016	3/31/2016	$104.05	$89.65	$103.73
4/1/2016	6/30/2016	$106.10	$93.21	$95.74
7/1/2016	9/30/2016	$98.06	$88.99	$88.99
10/3/2016*	11/23/2016*	$88.80	$73.53	$73.67

*	As of the date of this document, available information for the fourth calendar quarter of 2016 includes data for the period from October 3, 2016 through November 23, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2016.
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The graph below illustrates the performance of CVS’ common stock from January 3, 2006 through November 23, 2016, based on information from Bloomberg. The dotted line represents the conversion level of $66.30, which is equal to 90% of the closing level on November 23, 2016. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

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What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Notes product supplement.

U.S. Tax Consequences. The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying asset. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — We intend to treat the debt component as having a term of one year or less, so that amounts treated as interest on the debt component should be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest. If, however, the debt component were treated as having a term of greater than one year, amounts treated as interest on the debt component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.

Put option component — The put option component would generally not be taxed until sale or maturity of the Notes. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying asset if you receive the underlying asset.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Asset	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of CVS Health Corporation	6.50% per annum	0.67% per annum	5.83% per annum

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any underlying asset that you may receive in connection with your investment in the Notes. If you receive the underlying asset, certain adverse U.S. federal income (and other) tax consequences might apply to you. You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the underlying asset and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying asset.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, based on certain factual representations received from us, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (possibly before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Notes product supplement for a more detailed description of the tax treatment of your Notes.

Notice 2008-2. The Internal Revenue Service (“IRS”) has released a Notice that may affect the taxation of holders of the Notes. According to the Notice 2008-2, the IRS and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the Airbag Autocallable Yield Notes product supplement unless and until such time as some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

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Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. If you are not a United States holder, subject to Section 871(m) of the Code and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8). Gain from the sale or exchange of a Note or cash settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

If the Notes are physically settled by delivery to you of the underlying asset, you may suffer adverse U.S. federal income tax consequences if you hold such underlying asset. You may be subject to U.S. withholding tax on U.S. source dividends received in respect of such stock that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the underlying asset.

Section 897. In addition, we will not attempt to ascertain whether the issuer of any underlying asset that constitutes equity in a U.S. corporation would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If the issuer of such underlying asset or the related Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of such underlying asset or such Note upon a sale, exchange, redemption or other taxable disposition of the underlying asset or Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the underlying asset issuer and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m). Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”) requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury Department regulations, certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of certain of the underlying asset), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. Withholding under these regulations generally will not apply to specified ELIs entered into before January 1, 2017. Accordingly, non-U.S. holders of the Notes should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Notes under these rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying asset. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Notes.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). In addition, withholding tax under FATCA would not be imposed on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was proposed in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the put option component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (or any underlying asset received at maturity) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’S or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this document.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated February 9, 2016 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on February 9, 2016. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

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